SCHEDULE 13G

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                                (Amendment No. 2)

                      Paradise Music & Entertainment, Inc.
 ................................................................................
                                (Name of Issuer)



                           Common Stock par value $.01
 ................................................................................
                         (Title of Class of Securities)



                                    699071106
 ................................................................................
                                 (CUSIP Number)



                                January 18, 2001
 ................................................................................
             (Date of Event Which Requires Filing of this Statement)

         Check the  appropriate box to designate the rule pursuant to which this
Schedule is filed:
         [ ] Rule 13d-1(b)
         [x] Rule 13d-1(c)
         [ ] Rule 13d-1(d)

     * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.:                 699071106
 ................................................................................

1) Names of Reporting Persons I.R.S. Identification Nos. of Above Persons (entities only):
                           Renessence Ventures bv
 ................................................................................

2) Check the Appropriate Box if a Member of a Group (See Instructions)
     (a)                            X
     (b)
 ................................................................................

3) SEC Use Only:
 ................................................................................

4) Citizenship or Place of Organization:    The Netherlands
 ................................................................................
    Number
    of         (5) Sole Voting Power :                    0
    Shares
    Bene-
    ficially   (6) Shared Voting Power :          1,846,235*
    Owned by
    Each
    Report-    (7) Sole Dispositive Power :               0
    ing
    Person
    With       (8) Shared Dispositive Power :     1,846,235*
 ................................................................................

9) Aggregate Amount Beneficially Owned by Each Reporting Person :    1,846,235*
 ................................................................................

10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares
         (See Instructions):        Not Applicable
 ................................................................................

11) Percent of Class Represented by Amount in Row 9:                 18.6%*
 ................................................................................

12) Type of Reporting Person (See Instructions):      CO
 ................................................................................


---------------------------

     *This Schedule 13G amendment is being filed by Albert Brink, Eric Tolsma, Rob van der Linden, Nina Brink and Renessence Ventures bv, a Dutch limited liability company ("Renessence") which is the registered owner of the shares of common stock of Paradise Music & Entertainment, Inc. (the "Issuer"), to report changes in the beneficial ownership of Renessence and to report the beneficial ownership by Renessence and Messrs. Brink and Tolsma of an aggregate of 1,846,235 shares of the common stock of the Issuer, consisting of 1,605,422 shares of the Issuer's common stock and exercisable options to acquire an additional 240,813 shares of the Issuer's common stock.

CUSIP No.:                 699071106
 ................................................................................

1) Names of Reporting Persons I.R.S. Identification Nos. of Above Persons (entities only):
                           Albert Brink
 ................................................................................

2) Check the Appropriate Box if a Member of a Group (See Instructions)
     (a)                            X
     (b)
 ................................................................................

3) SEC Use Only:
 ................................................................................

4) Citizenship or Place of Organization:    The Netherlands
 ................................................................................

    Number
    of         (5) Sole Voting Power :                    0
    Shares
    Bene-
    ficially   (6) Shared Voting Power :          1,846,235*
    Owned by
    Each
    Report-    (7) Sole Dispositive Power :               0
    ing
    Person
    With       (8) Shared Dispositive Power :      1,846,235*
 ................................................................................

9) Aggregate Amount Beneficially Owned by Each Reporting Person :    1,846,235*
 ................................................................................

10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares
         (See Instructions):        Not Applicable
 ................................................................................

11) Percent of Class Represented by Amount in Row 9:                   18.6%*
 ................................................................................

12) Type of Reporting Person (See Instructions):      IN
 ................................................................................

---------------------------

     *This Schedule 13G amendment is being filed by Albert Brink, Eric Tolsma, Rob van der Linden, Nina Brink and Renessence Ventures bv, a Dutch limited liability company ("Renessence") which is the registered owner of the shares of common stock of Paradise Music & Entertainment, Inc. (the "Issuer"), to report changes in the beneficial ownership of Renessence and to report the beneficial ownership by Renessence and Messrs. Brink and Tolsma of an aggregate of 1,846,235 shares of the common stock of the Issuer, consisting of 1,605,422 shares of the Issuer's common stock and exercisable options to acquire an additional 240,813 shares of the Issuer's common stock.

CUSIP No.:                 699071106
 ................................................................................

1) Names of Reporting Persons I.R.S. Identification Nos. of Above Persons (entities only):
                           Eric Tolsma
 ................................................................................

2) Check the Appropriate Box if a Member of a Group (See Instructions)
     (a)                            X
     (b)
 ................................................................................

3) SEC Use Only:
 ................................................................................

4) Citizenship or Place of Organization:      The Netherlands
 ................................................................................

    Number
    of         (5) Sole Voting Power :                    0
    Shares
    Bene-
    ficially   (6) Shared Voting Power :          1,846,235*
    Owned by
    Each
    Report-    (7) Sole Dispositive Powr :                0
    ing
    Person
    With       (8) Shared Dispositive Power :     1,846,235*
 ................................................................................

9) Aggregate Amount Beneficially Owned by Each Reporting Person :    1,846,235*
 ................................................................................

10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares
         (See Instructions):        Not Applicable
 ................................................................................

11) Percent of Class Represented by Amount in Row 9:                   18.6%*
 ................................................................................

12) Type of Reporting Person (See Instructions):      IN
 ................................................................................


---------------------------

     *This Schedule 13G amendment is being filed by Albert Brink, Eric Tolsma, Rob van der Linden, Nina Brink and Renessence Ventures bv, a Dutch limited liability company ("Renessence") which is the registered owner of the shares of common stock of Paradise Music & Entertainment, Inc. (the "Issuer"), to report changes in the beneficial ownership of Renessence and to report the beneficial ownership by Renessence and Messrs. Brink and Tolsma of an aggregate of 1,846,235 shares of the common stock of the Issuer, consisting of 1,605,422 shares of the Issuer's common stock and exercisable options to acquire an additional 240,813 shares of the Issuer's common stock.

   CUSIP No.:              699071106
 ................................................................................

1) Names of Reporting Persons I.R.S. Identification Nos. of Above Persons (entities only):
                           Rob van der Linden
 ................................................................................

2) Check the Appropriate Box if a Member of a Group (See Instructions)
     (a)
     (b)                            X
 ................................................................................

3) SEC Use Only:
 ................................................................................

4) Citizenship or Place of Organization:      The Netherlands
 ................................................................................

    Number
    of         (5) Sole Voting Power :            0
    Shares
    Bene-
    ficially   (6) Shared Voting Power :          0*
    Owned by
    Each
    Report-    (7) Sole Dispositive Power :       0
    ing
    Person
    With       (8) Shared Dispositive Power :     0*
 ................................................................................

9) Aggregate Amount Beneficially Owned by Each Reporting Person :      0*
 ................................................................................

10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares
         (See Instructions):        Not Applicable
 ................................................................................

11) Percent of Class Represented by Amount in Row 9:                   0%*
 ................................................................................

12) Type of Reporting Person (See Instructions):      IN
 ................................................................................

---------------------------

     *This Schedule 13G amendment is being filed by Albert Brink, Eric Tolsma, Rob van der Linden, Nina Brink and Renessence Ventures bv, a Dutch limited liability company ("Renessence") which is the registered owner of the shares of common stock of Paradise Music & Entertainment, Inc. (the "Issuer"), to report changes in the beneficial ownership of Renessence and to report the beneficial ownership by Renessence and Messrs. Brink and Tolsma of an aggregate of 1,846,235 shares of the common stock of the Issuer, consisting of 1,605,422 shares of the Issuer's common stock and exercisable options to acquire an additional 240,813 shares of the Issuer's common stock.

CUSIP No.:                 699071106
 ................................................................................

1) Names of Reporting Persons I.R.S. Identification Nos. of Above Persons (entities only):
                           Nina Brink
 ................................................................................

2) Check the Appropriate Box if a Member of a Group (See Instructions)
     (a)
     (b)                            X
 ................................................................................

3) SEC Use Only:
 ................................................................................

4) Citizenship or Place of Organization:      The Netherlands
 ................................................................................

    Number
    of         (5) Sole Voting Power :            0
    Shares
    Bene-
    ficially   (6) Shared Voting Power :          0*
    Owned by
    Each
    Report-    (7) Sole Dispositive Power :       0
    ing
    Person
    With       (8) Shared Dispositive Power :     0*
 ................................................................................

9) Aggregate Amount Beneficially Owned by Each Reporting Person :      0*
 ................................................................................

10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares
         (See Instructions):        Not Applicable
 ................................................................................

11) Percent of Class Represented by Amount in Row 9:                   0%*
 ................................................................................

12) Type of Reporting Person (See Instructions):      IN
 ................................................................................

---------------------------

     *This Schedule 13G amendment is being filed by Albert Brink, Eric Tolsma, Rob van der Linden, Nina Brink and Renessence Ventures bv, a Dutch limited liability company ("Renessence") which is the registered owner of the shares of common stock of Paradise Music & Entertainment, Inc. (the "Issuer"), to report changes in the beneficial ownership of Renessence and to report the beneficial ownership by Renessence and Messrs. Brink and Tolsma of an aggregate of 1,846,235 shares of the common stock of the Issuer, consisting of 1,605,422 shares of the Issuer's common stock and exercisable options to acquire an additional 240,813 shares of the Issuer's common stock.

     This Amendment No. 2 amends the Statement on Schedule 13G originally filed by Renessence Ventures bv and its beneficial owners with respect to the common stock of Paradise Music & Entertainment, Inc. (the "Issuer"). This amendment reflects changes in the beneficial ownership of Renessence Ventures bv and the exercisability of previously acquired options to acquire 240,813 shares of the Issuer.



         ITEM 2(a) NAME OF PERSON FILING:
         Renessence Ventures bv, Nina Brink, Eric Tolsma, Rob van der Linden and Albert Brink
 ................................................................................



         ITEM 2(b) ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:


                  Renessence Ventures bv:            Rossinilaan 6
                                                     1217 CB Hilversum
                                                     The Netherlands




                  Nina Brink:                        Charles House
                                                     18b Charles Street
                                                     London, W1X 7HB, UK




                  Eric Tolsma:                       Charles House
                                                     18b Charles Street
                                                     London, W1X 7HB, UK




                  Rob van der Linden:                Charles House
                                                     18b Charles Street
                                                     London, W1X 7HB, UK




                  Albert Brink:                      Charles House
                                                     18b Charles Street
                                                     London, W1X 7HB, UK




 ................................................................................

   ITEM 2(c) CITIZENSHIP:

                  Renessence Ventures bv:                     The Netherlands

                  Albert Brink:                               The Netherlands

                  Nina Brink:                                 The Netherlands

                  Eric Tolsma:                                The Netherlands

                  Rob van der Linden:                         The Netherlands
 ................................................................................

   ITEM 2(d) TITLE OF CLASS OF SECURITIES: Common Stock par value $.01 per share
 ................................................................................

   ITEM 2(e) CUSIP NUMBER:  699071106
 ................................................................................

Item 4.  Ownership

         Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

    With respect to Renessence Ventures bv and Messrs. Tolsma and Brink:

    (a) Amount beneficially owned:        1,846,235

    (b) Percent of class:                 18.6%

    (c) Number of shares as to which the person has:

        (i) Sole power to vote or to direct the vote:                          0
        (ii) Shared power to vote or to direct the vote:               1,846,235
        (iii) Sole power to dispose or to direct the disposition of:           0
        (iv) Shared power to dispose or to direct the disposition of:  1,846,235

    With respect to Mr. van der Linden and Ms. Brink:

    (a) Amount beneficially owned:              0

    (b) Percent of class:                       0%

    (c) Number of shares as to which the person has:

         (i) Sole power to vote or direct the vote:                            0
         (ii) Shared power to vote or direct the vote:                         0
         (iii) Sole power to dispose or direct the disposition of:             0
         (iv) Shared power to dispose or direct the disposition of:            0

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner or more than five percent of the class of securities, check the following [ X ].

         Nina Brink and Rob van der Linden do not have beneficial ownership of the common stock of Renessence Ventures bv, and therefore are no longer beneficial owners of Paradise Music & Entertainment, Inc.


ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

         The members of the group are Renessence Ventures bv, Eric Tolsma and Albert Brink.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

     Nina Brink and Rob van der Linden do not have beneficial ownership of the common stock of Paradise Music & Entertainment, Inc. and are therefore no longer members of the group filing this Statement on Schedule 13G.


ITEM 10.  CERTIFICATIONS

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, correct and complete.



January 23, 2001                Renessence Ventures bv
Date
                                By: /s/ Eric Tolsma
                                ----------------------------------------------
                                     Name: Eric Tolsma
                                     Title:   Managing Director



                                     /s/ Albert Brink
                                ----------------------------------------------
                                     Albert Brink



                                     /s/ Eric Tolsma
                                -----------------------------------------------
                                     Eric Tolsma



                                     /s/ Nina Brink
                                ------------------------------------------------
                                     Nina Brink



                                     /s/ Rob van der Linden
                                -------------------------------------------
                                     Rob van der Linden